Exhibit 99.1

a publicly traded company (VPCO)

Investor Contacts:

John Ollet

Chief Financial Officer

Phone: 888-482-7671

jollet@vpco.com

VAPOR CORP. ANNOUNCES SUPPLEMENTAL INFORMATION RELATING TO ITS TENDER OFFER TO PURCHASE OUTSTANDING SERIES A WARRANTS

HOLLYWOOD, Fla., December 21, 2016 -- Vapor Corp. (OTC Pink: VPCO) (“Vapor” or the "Company”) announced today that it has supplemented and amended its tender offer to purchase its outstanding Series A Warrants (the “Series A Warrants”) to clarify that holders of the Series A warrants may only accept the Offer by tendering Series A Warrants (by book entry transfer) prior to the expiration date and that there are no guaranteed delivery procedures available in connection with the acceptance of the offer. As previously announced, the Company’s offer to purchase and withdrawal rights will expire on midnight, Eastern time, on January 9, 2017, unless extended. Vapor is seeking to purchase up to 32,262,152 of its outstanding Series A Warrants at a purchase price of $0.22 per warrant in cash, without interest, for an aggregate purchase price of up to approximately $7.1 million.

Holders of Series A Warrants wishing to participate in the tender offer should follow the procedures set forth in the Company’s offer to purchase dated December 7, 2016 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”) (the Offer to Purchase and the Letter of Transmittal together, as they may be amended or supplemented from time to time, the “Offer”).

Okapi Partners is acting as the information agent for the Offer, and the depositary for the Offer is Equity Stock Transfer, LLC. The Offer to Purchase, the Letter of Transmittal and related documents have been distributed to holders of the Series A Warrants. For questions and information, please call the information agent at (877) 629-6356 (banks and brokers call (212) 297-0720).

Important Notice

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Series A Warrants. The offer to purchase and the solicitation of offers to sell are being made solely pursuant to the Offer to Purchase dated December 7, 2016, the related Letter of Transmittal and other offer materials included as exhibits to the tender offer statement on Schedule TO that Vapor has filed with the SEC. The tender offer statement (including the Offer to Purchase, related Letter of Transmittal and other offer materials) contains important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials are being distributed free of charge to all holders of Series A Warrants. In addition, these materials (and all other materials filed by Vapor with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Holders of Series A Warrants may also obtain free copies of the documents filed with the SEC by Vapor by directing a request to the information agent at Okapi Partners, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, info@okapipartners.com. Holders of Series A Warrants are urged to read the tender offer documents and the other relevant materials before making any investment decision with respect to the tender offer because they contain important information about the tender offer.

3800 N. 28th Way | Hollywood, FL 33020 | Phone: 1.800.637.0108 | Fax: 954.272.7773
www.vapor-corp.com

a publicly traded company (VPCO)

About Vapor Corp.

Vapor Corp. is a U.S. based retailer of vaporizers, e-liquids and electronic cigarettes, operating thirteen stores in the Southeast and online.

Through its subsidiary, Healthy Choice Markets, Inc., the Company also operates natural and organic grocery operations. The initial store acquired for these operations in June 2016 is Ada’s Natural Market in Ft. Myers, Florida.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

3800 N. 28th Way | Hollywood, FL 33020 | Phone: 1.800.637.0108 | Fax: 954.272.7773
www.vapor-corp.com